SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM 15

        Certification and Notice of Termination of Registration under
           Section 12(g) of the Securities Exchange Act of 1934 or
       Suspension of Duty to File Reports Under Section 13 and 15(d) of
                     the Securities Exchange Act of 1934.


                       Commission File Number 000-27232


                       BENCHMARQ Microelectronics, Inc.
            (Exact name of registrant as specified in its charter)


                           17919 Waterview Parkway
                             Dallas, Texas 75252
                                (972) 437-9195
        (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                   Common Stock, par value $.001 per share
           (Title of each class of Securities covered by this Form)


                                     None
        (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a) (1) (i)  [X]        Rule 12h-3(b) (1) (i)  [ ]
      Rule 12g-4(a) (1) (ii) [ ]        Rule 12h-3(b) (1) (ii) [ ]
      Rule 12g-4(a) (2) (i)  [ ]        Rule 12h-3(b) (2) (i)  [ ]
      Rule 12g-4(a) (2) (ii) [ ]        Rule 12h-3(b) (2) (ii) [ ]
                                        Rule 15d-6             [ ]

Approximate number of holders of record as of the certification or notice date: One

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, BENCHMARQ Microelectronics, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


      Date: August 4, 1998             BENCHMARQ MICROELECTRONICS, INC.


                                       By: /s/ Allan R. Campbell
                                          -----------------------------
                                          Name:  Allan R. Campbell
                                          Title: Vice President